                                                AMENDMENT NO. 1

                                                      To the

                                         OPPENHEIMER STRATEGIC INCOME FUND

                                                      BY-LAWS

         This Amendment Number 1 is made as of October 23, 2001to the By-Laws of Oppenheimer Cash Reserves (the
"Trust"), dated as of October 24, 2000.

         WHEREAS,  the  Trustees,  acting  pursuant to Article VII, of the Trust's  By-Laws dated October 24, 2000, desire to amend  Article III of the By-Laws by adding a provision  which would end the tenure of a Board member who is the president,  chairman,  or chief executive  officer of the investment  adviser if such Board member ceases to hold any such office.

         NOW, THEREFORE, the Trust's By-Laws are amended as follows:

         Article III of the Trust's By-Laws is amended by adding the following language as new Section 4.

         Section  4.  Investment  Adviser  President,  Chairman,  and/or  CEO.  The  person  who is the  president, chairman or the chief  executive  officer or holds the equivalent  office of the duly appointed and acting investment  adviser  for the Trust  shall be a Trustee  of the Trust if elected  to said  position  by the
         Trustees.  Said person  shall  automatically  cease to be qualified to serve as a Trustee at the time said person is no longer the chief executive  officer,  chairman,  president or equivalent  officer of the duly appointed and acting  investment  adviser for the Trust, and thereupon said person shall immediately cease to be a  Trustee  without  any  further  action  required  on the part of the  remaining  Trustees  or the shareholders  to remove said Trustee from office.  This bylaw  provision  may be amended or revoked at any time and from time to time by a majority of the Trustees who are not  "interested  persons" or "affiliated persons" of the Trust as those terms are defined in the Investment Company Act of 1940.